                                                                   EXHIBIT 2.1




                        SALE AND CONTRIBUTION AGREEMENT

                                     AMONG

                          CA SOUTHLAKE INVESTORS, LTD.
                         a Georgia Limited Partnership,

                                      and

                            GGP LIMITED PARTNERSHIP
                         a Delaware limited partnership

June 19, 1997

                               TABLE OF CONTENTS

                                                                                                                            Page
                                                                                                                            ----
                                                           ARTICLE I
                                                          Definitions
         1.1        Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2        References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                           ARTICLE II
                                              Contribution and Sale; Consideration
         2.1        Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.2        Consideration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.3        Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.4        Matters Relating to Existing Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.5        Termination of Existing Management Agreement and Release of Property Management Liens   . . . . . . . .  15
         2.6        Admission to Partnership; Redemption Rights; Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.7        Pledge Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.8        Tenant Allowances and Leasing Commissions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.9        Matters Relating to Promotional Association   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.10       Distribution of Excluded Personalty; Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                          ARTICLE III
                                                            Closing
         3.1        Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.2        Contributor Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.3        Partnership Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                           ARTICLE IV
                                                   Prorations and Adjustments
         4.1        Items to Be Prorated  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.2        Installment Payment of Assessments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.3        Adjustable Tenant Charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.4        Advertising and Promotional Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.5        Fixed and Other Tenant Charge Arrearages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.6        Sales Based Tenant Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.7        Application of Rent Receipts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.8        Security and Utility Deposits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.9        Collection of Rents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.10       Settlement of Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28





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

                                                           ARTICLE V
                                                   Title Insurance and Survey
         5.1        Title Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.2        Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.3        Title and Survey Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.4        Title Insurance Premiums and Survey Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                           ARTICLE VI
                                                 Representations and Warranties
         6.1        Partnership Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.2        Contributor's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                          ARTICLE VII
                                         Access and Certain Rights of Early Termination
         7.1        Due Diligence and Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.2        [Intentionally Deleted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.3        Environmental Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                          ARTICLE VIII
                                                     Conditions to Closing
         8.1        Conditions to Contributor's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.2        Conditions to Partnership's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44


                                                           ARTICLE IX
                                                  Condemnation and Destruction
         9.1        Casualty or Condemnation in General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.2        Adjustment of Claims and Condemnation Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                           ARTICLE X
                                                      Additional Covenants  . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.1       Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         10.2       Conduct of Business Pending Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         10.3       Supplemental Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.4       [Intentionally Deleted]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.5       Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         10.6       Transfer and Other Taxes; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.7       Estoppel Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.8       Record Retention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.9       Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.10      Assistance Following Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.11      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.12      Restrictions on Certain Dispositions of Real Property   . . . . . . . . . . . . . . . . . . . . . . . .  52

         10.13  Debt Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.14      Delivery of Certain Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.15      Record Owners of Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         10.16      Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                           ARTICLE XI
                                                         Miscellaneous
         11.1       Survival; Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         11.2       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         11.3       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.4       Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.5       Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.6       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         11.7       Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         11.8       Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         11.9       Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         11.10  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         11.11  Headings; Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         11.12  Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         11.13  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         11.14  Costs of Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                        SALE AND CONTRIBUTION AGREEMENT


         Sale and Contribution Agreement, dated June 19, 1997, among CA Southlake Investors, Ltd., a Georgia limited partnership ("Contributor"), and GGP Limited Partnership, a Delaware limited partnership (the "Partnership").

                                R E C I T A L S

         WHEREAS, Contributor and Metropolitan Life Insurance Company ("Met Life") are partners of Southlake Retail Venture, a Georgia general partnership (the "Existing Venture");

         WHEREAS, the Existing Venture is the owner of a regional shopping center located in Atlanta, Georgia and commonly known as Southlake Mall (the "Mall");

         WHEREAS, pursuant to Section 7.2 of that certain Joint Venture Agreement of the Existing Venture dated September 15, 1982, between Met Life and Contributor, as amended by that certain Agreement Respecting Termination of Southlake Land Venture and Amendment of Southlake Retail Venture dated August 4, 1994 and that certain Option Agreement dated February 25, 1997 (the "Existing Venture Agreement"), Contributor has elected to purchase the partnership interest in the Existing Venture of Met Life; and

         WHEREAS, Contributor desires to contribute to the capital of, the Partnership all of its partnership interest in the Partnership and its right to acquire the partnership interest in the Existing Venture of Met Life, and the Partnership desires to acquire such partnership interest and such right.

         NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE I
                                  Definitions

         1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         "ADA" shall mean the Americans With Disabilities Act, as amended.

         "Additional Exceptions" shall have the meaning set forth in Section
5.3.

         "Adjustable Tenant Charges" shall mean common or mall area maintenance (exterior and interior) charges, real estate taxes and assessments, property insurance charges and HVAC charges to the extent denominated as such in the Leases and the Reciprocal Easement Agreement.

         "Affiliates" shall mean, with respect to the Partnership, any Person controlling, controlled by or under common control with the General Partner or the Partnership and, with respect to Contributor or the Existing Venture, James
B. Carson, Jr., James W. Bealle, Daniel B. Rather, William A. Mitchell, Jr., members of any of their families or the family of Frank Carter, deceased, or any Person controlled by or under common control with any of such Persons.

         "Agreement" shall mean this Sale and Contribution Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

         "Anchor" shall mean each Person identified in Schedule 1.1(a).

         "Annual Financial Statements" shall have the meaning set forth in
Section 6.2(m).

         "Applicable Closing Fiscal Period" shall mean, with respect to any item which is prorated under Article IV, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.3.

         "Books and Records" shall mean all records, books of account and papers of Contributor and/or the Existing Venture relating to the construction, ownership and operation of the Property, whether on paper or electronic media, including without limitation architect's drawings, blue prints and as-built plans, maintenance logs, instruction books, licenses and permits, employee manuals, records and correspondence relating to insurance claims, copies of guarantees and warranties, financial statements, operating budgets, structural, mechanical, geotechnical and other engineering studies, soil test reports, environmental (including without limitation underground storage tank) reports, feasibility studies, appraisals, ADA surveys or reports, marketing studies, lease summaries and originals and/or copies of the Leases, the Reciprocal Easement Agreement and the Contracts and correspondence related thereto.

         "Buy-Sell Rights" shall have the meaning set forth in Section 2.1.

         "Buy-Sell Transaction" shall mean the purchase of the Met Life Interest pursuant to the Buy-Sell Rights.

         "Cap Amount" shall mean $10,043.585.

         "Casualty" shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

         "Closing" shall have the meaning set forth in Section 3.1.

         "Closing Date" shall have the meaning set forth in Section 3.1.

         "Closing Documents" shall mean the Contributor Closing Documents and Partnership Closing Documents, collectively.

         "Closing Price" shall have the meaning set forth in the Partnership Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean the common stock, $.10 par value per share, of the General Partner.

         "Consultant" shall have the meaning set forth in Section 7.3.

         "Contract Party Consents" shall have the meaning set forth in Section 10.5.

         "Contracts" shall mean the service, maintenance and other contracts and concessions that are currently in effect with respect to the Mall respecting the use, maintenance, development, sale or operation thereof or any portion thereof (but excluding this Agreement, the Leases, the Permitted Exceptions and the Reciprocal Easement Agreement) which are listed on Schedule 6.2(q), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

         "Contributor Interest" shall mean the entire Partnership Interest of Contributor in the Existing Venture, together with all rights and powers of Contributor as a general partner of the Existing Venture and all right, title and interest of Contributor in and to the Existing Venture Property, both real and personal.

         "Contributor's Liabilities" shall have the meaning set forth in
Section 2.3.

         "Environmental Laws" shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, underground or above-ground storage tanks or the protection of human health or the environment, as any of the same may be amended from time to time, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. Section 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et. seq. or any equivalent state or local laws or ordinances; the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq., or any equivalent state or local laws or ordinances; the Clean Water Act (the "Clean Water Act"), 33 U.S.C. Section 1251 et. seq. or any equivalent state or local laws or ordinances; the Clean Air Act (the "Clean Air Act"), 42 U.S.C. Section 7401 et seq. or any equivalent state or local laws or ordinances; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. or any equivalent state or local laws or ordinances.

         "Environmental Report" shall have the meaning set forth in Section
7.3.

         "Estoppels" shall mean the estoppel certificates to be obtained pursuant to Section 10.7.

         "Excluded Parcels" shall mean those certain parcels of land legally described in Exhibit A and the improvements thereon owned by certain of the Anchors or other Persons other than the Existing Venture.

         "Excluded Personalty" shall mean the personal items belonging to employees of Existing Manager and, except as otherwise provided herein (including without limitation Section 9.1(b) and Article IV), the cash, cash accounts and receivables of the Existing Venture.

         "Existing Indebtedness" shall mean the loans listed on Schedule
6.2(aa).

         "Existing Indebtedness Documents" shall have the meaning set forth in
Schedule 6.2(aa).

         "Existing Indebtedness Consent Documents" shall have the meaning set forth in Section 2.4.

         "Existing Lender" shall mean the holder or holders of the Existing Indebtedness as specified on Schedule 6.2(aa).

         "Existing Manager" shall mean Carter & Associates, L.L.C.

         "Existing Venture Agreement" shall have the meaning set forth in the recitals.

         "Financial Statements" shall have the meaning set forth in Section 6.2(m).

         "Fifth Anniversary Date" shall have the meaning set forth in Section 10.12.

         "Fixed and Other Tenant Charges" shall mean Rent other than Adjustable Tenant Charges, Sales Based Tenant Charges and Advertising and Promotional Contributions.

         "Fixed and Other Tenant Charge Arrearages" shall mean Fixed and Other Tenant Charges due and payable prior to but unpaid as of the Closing Date.

         "GAAS" shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

         "General Partner" shall mean General Growth Properties, Inc., a Delaware corporation and the general partner of the Partnership.

         "GGMI" shall mean General Growth Management, Inc., a Delaware corporation.

         "Gross Asset Value" shall mean $67,000,000.

         "Hazardous Materials" shall mean any substance, material, waste, gas or particulate matter which (a) is now, or at any future time may be, regulated by the United States Government, the State of Georgia, any other state with jurisdiction, or any local governmental authority, (b) the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or
(c) requires investigation or remediation under any Environmental Law or common law, or (d) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or (e) causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property, or (f) could or does cause Seller or Buyer to be liable for trespass. Such term includes, without limitation, any material or substance which is (1) now or at any future time defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" or any like or similar term under any applicable Environmental Law; (2) oil and petroleum products; (3) asbestos or asbestos-containing material as defined in the regulations of the Occupational Safety and Health Administration at 29 C.F.R. Section 1910.1001; (4) polychlorinated biphenyls; (5) radioactive material; (6) now or at any future time designated as a "toxic pollutant" or a "hazardous substance" pursuant to Sections 307 or 311 of the Clean Water Act;
(7) now or at any future time defined as a "hazardous waste" pursuant to
Section 1004 of RCRA; (8) now or at any future time defined as a "hazardous substance" pursuant to Section 101 of CERCLA; (9) now or at any future time designated as a "hazardous chemical" substance or mixture pursuant to TSCA;
(10) now or at any future time designated as an "extremely hazardous" substance under Section 302 of EPCRA; (11) now or at any future time designated as a "priority pollutant" or "hazardous air pollutant" pursuant to the Clean Air Act; (12) now or at any future time designated as a hazardous chemical under the Occupational Safety and Health Act; (13) radon gas or other radioactive source material, including special nuclear material, and byproduct materials regulated under the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq.; (14) now or at any future time subject to regulation under FIFRA; (15) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; or (16) infectious wastes or materials and pathogenic bacteria or other pathogenic microbial agents.

         "Improvements" shall mean all buildings, structures (surface and subsurface), and other improvements located on the Land, including any fixtures as shall constitute real property under applicable provisions of law.

         "Indemnified Partnership Persons" shall have the meaning set forth in
Section 10.1(a).

         "Inspection Period Expiration Date" shall have the meaning set forth in Section 7.2.

         "Intellectual Property" shall have the meaning set forth in Section 6.2(o).

         "Interests" shall mean the Contributor Interest and the Met Life Interest, collectively.

         "Land" shall mean those certain parcels of real estate described on Exhibit B.

         "Leases" shall mean those leases, tenancies, concessions, licenses and occupancy agreements currently in effect affecting or relating to the Mall which are listed on Schedule 6.2(j), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

         "Liens" shall mean mortgages, deeds of trust, liens, pledges, security interests, options, rights of first refusal, charges, claims, restrictions and other encumbrances of any nature whatsoever.

         "Loss" shall have the meaning set forth in Section 10.1(a).

         "Mall" shall have the meaning set forth in the recitals.

         "Memorandum" shall mean that certain Private Placement Memorandum dated May 22, 1997 relating to the issuance of Units pursuant hereto, among other things.

         "Met Life Interest" shall mean the entire Partnership Interest of Met Life in the Existing Venture, together with all rights and powers of Met Life as a general partner of the Existing Venture and all right, title and interest of Met Life in and to the Existing Venture Property, both real and personal.

         "Missing Parties" shall have the meaning set forth in Section 8.2(c).

         "Net Asset Value" shall mean the excess of (a) the Gross Asset Value over (b) the outstanding principal amount of Existing Indebtedness (not including any interest or prepayment penalties) on the Closing Date.

         "Net Operating Cash Flow" shall have the meaning set forth in the Partnership Agreement.

         "New Venture" shall mean the Existing Venture as reconstituted by the Partnership and its designee following the acquisition of the Interests by them and the withdrawal of Contributor and Met Life as partners of the Existing Venture.

         "Other Deposits" shall have the meaning set forth in Section 4.8.

         "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 27, 1993, as amended by that certain First Amendment thereto dated May 23, 1995, that certain Second Amendment thereto dated June 13, 1995, that certain Third Amendment thereto dated as of May 21, 1996, that certain Fourth Amendment thereto dated as of August 30, 1996, that certain Fifth Amendment thereto dated as of October 4, 1996, that certain Sixth Amendment thereto dated as of November 27, 1996, that certain Seventh Amendment thereto dated December 6, 1996 and as the same may be further amended hereafter.

         "Party" shall mean a party to the Reciprocal Easement Agreement or a Contract (or the successor or assignee thereof) or a Tenant under a Lease, in each case other than the Existing Venture or any predecessor in title with respect to the Property.

         "Permitted Exceptions" shall mean the following:

                    (a) those title exceptions, defects and other matters that are shown on Exhibit C;

                    (b) the terms, covenants and conditions of the Reciprocal Easement Agreement;

                    (c) provided that there is no violation thereof, zoning, subdivision, environmental, municipal building and all other laws, rules, regulations, ordinances, codes, restrictions or legal requirements applicable to the ownership, use, occupancy or development of, or the right to maintain or operate (including the construction of improvements on), the Real Property and any other lawful action of any duly constituted public authority or other body having or exercising jurisdiction over the Real Property presently existing;

                    (d)    the state of facts shown on the Survey;

                    (e) Liens for unpaid real property taxes and assessments, water rates and charges, sewer taxes and rents and other governmental charges which are not yet due and payable;

                    (f) all Leases or such of them as shall be in effect on the Closing Date, and the rights of the Tenants thereunder;

                    (g) mechanics' liens, lis pendens and notices of commencement of action against the Existing Venture in respect of the Real Property (or which affect the interest of the Existing Venture in the Real Property) provided that the same do not exceed $25,000 in the aggregate and provided further that the Title Company shall provide affirmative insurance with respect thereto insuring the Partnership from loss with respect thereto in form and substance acceptable to the Partnership in its sole discretion; and

                    (h) all other Liens and title exceptions the Partnership may accept under Section 5.2.

No agreement to take title to the Real Property subject to Permitted Exceptions shall be deemed a waiver of any representation or warranty of Contributor set forth in Section 6.2 or the rights of the Partnership contained in Section 5.2, it being understood and agreed that the Partnership's agreements regarding Permitted Exceptions assume the truth and accuracy of all such representations and warranties.

         "Person" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

         "Personalty" shall mean all right, title and interest of the Existing Venture or the Existing Manager in and to the personal property, both tangible and intangible, located in or upon or used in connection with the operation and maintenance of the Mall, including without limitation fixtures; machinery; equipment; building supplies and materials; consumables; inventories; names, logos, trademarks, trade names and copyrights; all assignable licenses, permits and certificates of occupancy; all assignable guarantees or warranties (including performance bonds obtained by, or for the benefit of, the Existing Venture pertaining to the ownership, construction or development of the Real Property or any part thereof); the Intellectual Property; the Books and Records; computer and peripheral equipment and computer software; advertising materials and telephone exchange numbers. Without limiting the foregoing, "Personalty" shall include the computer and peripheral equipment located at the Mall and the property listed on Schedule 1.1(b) but shall not include the rights of the Existing Venture in or under the Leases, Reciprocal Easement Agreement, Contracts or Excluded Personalty.

         "Pledge Agreement" shall have the meaning set forth in Section 2.7.

         "Prohibited Disposition" shall have the meaning set forth in Section 10.12.

         "Promotional Association" shall have the meaning set forth in Section 6.2(ah).

         "Promotional Association Waiver" shall have the meaning set forth in
Section 2.9.

         "Property" shall mean (a) the Real Property, (b) the Personalty, (c) the rights of the Existing Venture under all Leases and (d) the rights and interests of the Existing Venture under, in and to the Contracts to the extent assignable.

         "Real Property" shall mean the Land and the Improvements, together with all of the estate, right, title and interest of the Existing Venture therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including, without limitation, all rights of the Existing Venture under the Reciprocal Easement Agreement).

         "Reciprocal Easement Agreement" shall have the meaning set forth in
Section 6.2(j).

         "Recourse Liabilities" shall have the meaning set forth in Section
2.4.

         "Regulations" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Rents" shall mean fixed, minimum, additional, percentage and overage rents, common area maintenance charges, advertising and promotional fees, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, amounts payable with respect to real estate and other taxes, and other amounts payable by the Parties under the Leases and the Reciprocal Easement Agreement.

         "Sales Based Tenant Charges" shall mean Rent consisting of overage or percentage rent.

         "Security Deposits" shall have the meaning set forth in Section 4.8.

         "Share Price" shall mean the average of the Closing Price for the twenty (20) Trading Days preceding the third Trading Day prior to the Closing Date.

         "Substantial Casualty" or "Substantial Taking" shall mean, a Casualty or Taking, as the case may be, where:

                    (a) the condemnation award, or the proceeds payable under the applicable policy or policies of casualty insurance maintained by the Existing Venture are insufficient by more than $100,000 to fully repair the damage caused by such Casualty or Taking, unless Contributor shall (at its sole option and without any obligation to do so) grant to the Partnership a credit equal to such deficiency; or

                    (b) an Anchor shall, by reason of such Casualty or Taking, either terminate its Lease or its obligations under the Reciprocal Easement Agreement, or cease operating at the Mall (other than temporarily due to such damage and destruction, remodeling, renovation or any similar cause), or cease operating at the Mall under the name under which it was operating immediately prior to such Taking or Casualty or have the right to do any of the foregoing (unless such right shall have expired or been waived) or the same shall occur with regard to Tenants occupying more than 100,000 leasable square feet at the Property in the aggregate; or

                    (c) the estimated time for repair or restoration shall exceed three (3) months; or

                    (d) in the case of a Taking, a Taking with respect to such portion of the Real Property as, when so taken would, in the reasonable opinion of the Partnership, leave remaining a balance of the Real Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

         "Survey" shall mean have the meaning set forth in Section 5.2.

         "Taking" shall mean a taking of all or any portion of the Real Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

         "Tax Appeal" shall have the meaning set forth in Section 6.2(t).

         "Tenants" shall mean tenants, concessionaires, licensees and/or occupants under the Leases.

         "Tenant Services" shall mean all services supplied by or on behalf of the Existing Venture to Tenants for which Tenants are separately charged, other than services in the nature of common area maintenance.

         "Termination of Property Management Documents" shall have the meaning set forth in Section 2.5.

         "Title Commitment" shall have the meaning set forth in Section 5.1.

         "Title Company" shall mean Near North National Title Corporation as issuing agent for First American Title Insurance Company or as escrow agent, as the case may be.

         "Title Policy" shall have the meaning set forth in Section 8.2(e).

         "Trading Day" shall mean a day on which the New York Stock Exchange is open for business.

         "Transactions" shall mean the transactions contemplated by this Agreement (including without limitation the conveyance of the Met Life Interest to the Partnership or its designees and any conveyance by Contributor and/or Met Life of the Property to the Existing Venture or the New Venture).

         "Units" shall mean units of limited partnership interest in the Partnership.

         1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, be made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.


                                   ARTICLE II
                      Contribution and Sale; Consideration

         2.1 Contribution and Sale. Upon the terms and subject to the conditions contained herein, at the Closing, Contributor shall contribute to the capital of, the Partnership, and the Partnership shall acquire, the Contributor Interest and all right, title and interest of Contributor under
Section 7 of the Existing Venture Agreement (the "Buy-Sell Rights"), free and clear of all Liens (except for the Liens created by the Existing Indebtedness Documents). Concurrently herewith, Contributor has delivered to the Partnership a consent of Met Life to the assignment of the Buy-Sell Rights by Contributor to the Partnership pursuant hereto.

         2.2        Consideration.

                    (a) In exchange for the contribution of the Contributor Interest and the Buy-Sell Rights and in addition to the assumption of liabilities and adjustments as hereinafter provided (including without limitation adjustment in accordance with Article IV), at the Closing, the Partnership shall (i) issue to Contributor the number of Units equal to the quotient of (A) the excess of the Net Asset Value over $10,389,938 divided by (B) the Share Price and (ii) pay to Met Life in immediately available funds the sum of $10,389,938. In the event that the acquisition of the Interests is recharacterized as an acquisition of the Property, then the Parties agree that the value of the underlying items of Property shall be determined as set forth on
         Schedule 2.2.

                    (b) Contributor shall not, and shall cause their Affiliates not to, buy or sell (including without limitation short sell) any shares of Common Stock during the twenty-five (25) Trading Days prior to the Closing whether in the open market or in a negotiated transaction.

                    (c) Notwithstanding anything contained herein to the contrary, fractional Units shall not be issued hereunder; instead, the number of Units to be issued hereunder shall be the number of Units issuable pursuant to the other provisions of this Agreement rounded up to the nearest whole Unit.

                    (d)    [Intentionally Deleted]

         2.3        Assumption of Liabilities.

                    (a) At Closing, the Partnership shall cause the New Venture to assume (i) the obligations of the Existing Venture under the Existing Indebtedness Documents, as modified pursuant hereto (including the obligation to repay the principal owing thereunder and accrued and unpaid interest thereon but excluding liabilities and obligations that arise out of any facts or circumstances that exist or existed on or prior to the Closing Date and that constitute a breach of a representation, warranty or covenant contained in such Existing Indebtedness Documents or otherwise require the indemnification of or other payment [other than regularly scheduled payments of principal and interest] to the Existing Lender) (and the Partnership also shall assume the liabilities to be assumed by the New Venture pursuant to this clause (i) to the extent that they are Recourse Liabilities),
         (ii) the liabilities and obligations of the Existing Venture arising from and after the Closing Date under or in respect of the Leases, the Reciprocal Easement Agreement and the assignable Contracts (with such liabilities being limited to the same extent, if any, as the liability of the Existing Venture is limited thereunder) but only to the extent that such liabilities and obligations do not arise out of any event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date, and
         (iii) other liabilities and obligations herein described to the extent the Partnership has received proration credit therefor. All of the obligations to be assumed by the New Venture pursuant to this Section 2.3(a) are herein referred to as the "Assumed Liabilities".

                    (b) Except as provided in Section 2.3(a), Contributor shall remain responsible for the Specified Contributor's Liabilities (as defined below) and any other liability or obligation of the Existing Venture, Contributor or any Affiliated predecessor of any of them (collectively, the "Contributor Parties") accruing, or arising out of events, circumstances, actions, failures to act or occurrences of any sort or type occurring, prior to the Closing (collectively, the Contributor's Liabilities"). Notwithstanding the foregoing but subject to the last sentence of this Section 2.3(b), (x) the Contributor's Liabilities shall not include any liability to the extent specifically addressed by a representation or warranty contained in

         Section 6.2 unless such liability constitutes a Specified Contributor's Liability and (y) the Contributor's Liabilities shall not include the cost of repair, remediation or correction of any physical defect in the Property or its systems or any environmental matter or Hazardous Substances affecting the Real Property (but do include damages, fines or other amounts owing to Parties, governmental authorities or others on account thereof as provided in clauses (iii) and (iv) below), and the parties hereto acknowledge that the Partnership has conducted inspections of the Property and the Improvements and the Partnership assumes responsibility for any such repair, remediation or correction.

                    The following are herein referred to as "Specified Contributor's Liabilities": (i) any liability arising from contracts or agreements to which any Contributor Party is a party or is bound (other than the Leases, the Contracts, the Existing Indebtedness Documents and the Existing Venture Agreement) except to the extent that the Partnership accepts the benefits thereunder or such liability is caused by the Partnership's actions, (ii) any tort liability arising from any accident, injury, event, circumstance, action or omission occurring during the time the Property was owned by any Contributor Party, whether or not asserted before or after the Closing, (iii) any liability to a Party or the Existing Lender for breach of, or other payment obligation under, a Lease, Reciprocal Easement Agreement, Contract or Existing Indebtedness Document (including, without limitation, any claimed overcharge of Adjustable Tenant Charges or any Rent abatement, tenant fit-out allowance or other Tenant concession or inducement) that occurred, was due or accrued during the time the Property was owned by any Contributor Party, whether or not asserted before or after the Closing, (iv) any fine, penalty or the like that is imposed or assessed by a governmental authority for the period during which the Property was owned by any Contributor Party, whether or not imposed or assessed before or after the Closing (but not the cost of repair, remediation or correction of any physical defects in the Property or its systems or any environmental matter or Hazardous Substances affecting the Real Property), (v) all federal, state and local taxes of any Contributor Party of whatever kind and nature relating to the period prior to Closing or the consummation of the Transactions (other than real estate taxes and assessments on real property to the extent the Partnership has received a credit under Article IV), (vi) liabilities relating to any employees (current or former), employee benefit plans or collective bargaining agreements of the Existing Venture or the Existing Manager, including, without limitation, severance pay and accrued vacation pay obligations and other liabilities of the Existing Venture, the Existing Manager or others relating to the termination of such employees as the result of the consummation of the Transactions (but not the termination by the New Venture or any Affiliate thereof of any such employees who are employed by the New Venture or such Affiliate following Closing), (vii) any expenses incurred by any Contributor Party in connection with the operation of the Property prior to the Closing (except as otherwise provided in Article IV), whether or not the bill, statement or invoice therefor is received before or after Closing, (viii) any costs or liabilities incurred by the Existing Venture or Contributor in connection with the Transactions or the consummation thereof or otherwise imposed on Contributor hereunder, (ix) any liabilities or obligations relating to property or activities of the Existing Venture other than the Property or the operation thereof and (x) liabilities under the Existing Venture Agreement (including without limitation the Buy-Sell Rights) or other liabilities of Contributor to Met Life other than the obligation to make the payment referred to in clause (iii) of Section 2.2(a) in accordance with the terms of this Agreement

                    Nothing contained in this 2.3(b) shall impair the rights of the Partnership for a breach of any representation or warranty contained herein or in the Contributor Closing Documents.

         2.4 Matters Relating to Existing Indebtedness. Contributor shall use reasonable best efforts (including, without limitation, the payment of the transfer fees and other fees and costs imposed or required to be paid by the Existing Lender, such as the attorneys' fees of Existing Lender) to obtain, at or prior to Closing and at no cost to the Partnership or the New Venture,
(i) the unconditional consent of the Existing Lender to the consummation of the Transactions and to the conversion of the New Venture to a limited liability company or limited partnership and (ii) a confirmation by the Existing Lender that it shall have no recourse to the Partnership, the General Partner or other Affiliates of the Partnership or the assets of any of them or the assets of the New Venture other than the Property except that the Existing Lender may have recourse to the Partnership and the other assets of the New Venture in those instances where the Existing Lender has recourse (without giving effect to the Transactions) to Met Life and the partners of Contributor in their capacities as general partners of the Existing Venture or Contributor, as the case may be, or otherwise (the liabilities for which such recourse against Met Life and the partners of Contributor exists, the "Recourse Liabilities"). The documents referred to in this Section are hereinafter referred to as the "Existing Indebtedness Consent Documents."

         2.5 Termination of Existing Management Agreement and Release of Property Management Liens. On or prior to the Closing, Contributor shall cause the Existing Management Agreement to be terminated and obtain from the Existing Manager a release of Liens against the Property with respect to the property management services performed by the Existing Manager in respect of the Property through the Closing Date. The document effecting such termination and release is hereinafter referred to as the "Termination of Property Management Documents".

         2.6        Admission to Partnership; Redemption Rights; Etc.

         (a) At the Closing, the General Partner and Contributor shall execute and deliver an amendment to the Partnership Agreement substantially in the form of Exhibit E (the "Amendment to Partnership Agreement"), pursuant to which the Partnership issues to Contributor the number of Units to be issued to it in accordance with this Agreement and Contributor is admitted as a limited partner of the Partnership and agrees to be bound by the terms of the Partnership Agreement, as amended by the Amendment to Partnership Agreement.

         (b) At the Closing, the General Partner and Contributor shall execute and deliver a Redemption Rights Agreement substantially in the form of Exhibit F (the "Redemption Rights

Agreement"), pursuant to which Contributor is granted the right to require the Partnership to redeem its Units from time to time as provided therein.

         (c) Contributor acknowledges that the Partnership intends to distribute prior to Closing the Net Operating Cash Flow for the portion of the calendar quarter during which the Closing occurs through the day prior to the Closing Date and that, if such distribution is not made for any reason and the Closing occurs, Contributor will be entitled to receive as a distribution only a pro rata portion of the Net Operating Cash Flow which is distributed for such quarter (and no previous quarters) based on the number of Units issued to it pursuant hereto relative to the total number of issued and outstanding Units and the number of days in such quarter from and following the Closing Date relative to the total number of days in such quarter.

         2.7 Pledge Agreement. At the Closing, Contributor shall execute and deliver to the Partnership a Pledge Agreement substantially in the form of Exhibit G (the "Pledge Agreement").

         2.8 Tenant Allowances and Leasing Commissions. Contributor shall pay the cost of the tenant allowances and leasing commissions that are owing or become owing under Leases entered into on or prior to February 20, 1997, and, with respect to such amounts that have not been paid in full or otherwise satisfied prior to the Closing Date, Contributor shall pay the same to the Partnership in cash at Closing. From and after and subject to the occurrence of Closing, the Partnership shall cause the New Venture to pay the cost of tenant allowances (but not leasing commissions) that are owing or become owing under Leases entered into following February 20, 1997 (provided the Partnership shall have approved in writing the terms of such Leases pursuant to Section 11.2 or otherwise) and, with respect to such amounts that have been paid prior to the Closing Date, Contributor shall be entitled to a credit at Closing therefor.

         2.9 Matters Relating to Promotional Association. At Closing, Contributor shall deliver to the Partnership a written waiver in form reasonably satisfactory to the Partnership (the "Promotional Association Waiver") pursuant to which Contributor, the Existing Venture and their respective Affiliates fully and forever waive and release any and all claims, obligations, liabilities and indebtedness arising from any dealings between the Promotional Association and any of them on or before the Closing Date.

         2.10 Distribution of Excluded Personalty; Etc. On or prior to Closing, Contributor shall cause the Existing Manager to convey to the Existing Venture any Personalty to the extent owned by it.

                                  ARTICLE III
                                    Closing

         3.1 Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, commencing at 10:00 a.m., local time, on the earlier of (a) the Closing of the Buy-Sell Transaction and (b) June 20, 1997 (the "Closing Date").

         3.2 Contributor Closing Documents. At or prior to the Closing, Contributor shall deliver, or cause to be delivered, to the Partnership (through an escrow with the Title Company) the following documents (collectively, the "Contributor Closing Documents"), duly executed by Contributor and the other parties thereto (other than the General Partner and the Partnership) and in form and substance reasonably acceptable to the Partnership and to Contributor unless the form thereof is attached hereto:

                    (a) Assignments of the Interests pursuant to which Contributor and Met Life convey the Interests to the Partnership and/or one or more of its designees and Contributor and Met Life withdraw from the Existing Venture (and, in the case of the assignment of the Met Life Interest, containing representations and warranties as to the matters set forth in the consent referred to in the last sentence of Section 2.1(a);

                    (b)    The Termination of Property Management Documents.

                    (c) Searches conducted by an independent firm reasonably satisfactory to the Partnership showing any Uniform Commercial Code, judgment, bankruptcy, pending suit or tax lien filings against Contributor, Met Life and/or the Existing Venture in the jurisdictions designated by the Partnership no later than twenty (20) days prior to the Closing Date but in any event in the state and county or counties in which the Mall and the principal offices of the Existing Venture, Contributor and Met Life are located, which searches shall be dated not more than ten days prior to the Closing Date.

                    (d) The instruments, documents or certificates as are customarily required by the Title Company to be executed by the seller of a property as a condition to the issuance of a title insurance policy and endorsements as described in the Title Commitment.

                    (e) An affidavit of each of Contributor and Met Life stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

                    (f)    The Estoppels.

                    (g) A written certificate executed on behalf of Contributor and addressed to the Partnership to the effect that all of the representations and warranties of Contributor herein contained in Section 6.2 are true and correct in all material respects as of the Closing Date (as supplemented in accordance with Section 10.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by the Partnership) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

                    (h) Written notices to the Parties to the Reciprocal Easement Agreement, the Leases and the Contracts and other Owners of Excluded Parcels advising them of the consummation of the Transactions and advising them of the address to which Rent or other payments and notices are to be sent.

                    (i) Such documents and instruments as shall be reasonably required to substitute the New Venture for the Existing Venture as the plaintiff in legal actions contemplated by Section 4.9.

                    (j)    [Intentionally Deleted]

                    (k) A copy of the certificate of limited partnership of Contributor, as amended, certified by the Georgia Secretary of State or the Counties of Clayton and Fulton, as the case may be to the extent available, as of a date not more than 30 days prior to the Closing Date and a copy of the partnership agreement of Contributor and any amendments thereto, together with a certification by the general partners of such partnership that the attached copies of the partnership agreement of such partnership, as amended, and the certificate of limited partnership of such partnership, as amended are true, accurate and complete and have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

                    (l) Such certificates as the Partnership may reasonably request as to the authorization on the part of Contributor of the execution, delivery and performance of this Agreement and the authority of the Persons executing and delivering this Agreement and the Contributor Closing Documents on behalf of Contributor.

                    (m) An opinion or opinions of counsel for Contributor dated as of the Closing Date, in form and substance reasonably acceptable to the Partnership.

                    (n)    All Books and Records.

                    (o) Keys and combinations to locked compartments within the Mall.

                    (p) an updated rent roll containing the items described in Section 6.2(i) as of the Closing Date or a date not more than 10 days prior thereto.

                    (q)    The schedules referred to in Section 4.3 and 4.6.

                    (r)    The Contract Party Consents.

                    (s)    The Pledge Agreement.

                    (t)    The Amendment to Partnership Agreement.

                    (u)    The Redemption Rights Agreement.

                    (v)    The Existing Indebtedness Consent Documents.

                    (w) a special warranty deed and other instruments of conveyance pursuant to which Contributor and Met Life convey to the Existing Venture all of their right, title and interest, if any, in and to the Property.

                    (x) Such other documents, instruments or agreements which Contributor is required to deliver to the Partnership pursuant to the other provisions of this Agreement or which the Partnership reasonably may deem necessary or desirable in order to consummate the Transactions or to vest or better vest in the New Venture title to the Property; provided, however, that any such other documents, instruments or agreements which the Partnership reasonably deems necessary or desirable shall not impose upon Contributor any obligation or liability other than an obligation or liability expressly imposed upon Contributor pursuant to the terms of this Agreement or pursuant to the terms of the other Contributor Closing Documents specified in this Section 3.2.

         Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, if after the use of reasonable best efforts Contributor is unable to deliver to the Partnership at Closing the Contract Party Consents, the Estoppels, or the consent of the Existing Lender pursuant to Section 2.4, the Partnership shall have the option, as the Partnership's sole and exclusive right and remedy either (a) to terminate this Agreement by giving written notice of such termination to Contributor on or before the Closing or (b) to complete Closing without the delivery of such item or items and waive the requirement for the delivery of such item or items. If the Partnership shall terminate this Agreement pursuant to the provisions of this paragraph, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

         3.3 Partnership Closing Documents. At or prior to the Closing, the Partnership shall deliver to Contributor (through an escrow with the Title Company) the following documents (herein referred to collectively as the "Partnership Closing Documents"), duly executed by an authorized officer of the General Partner and the other parties thereto (other than Contributor or Met
Life) and in form and substance reasonably acceptable to Contributor and the Partnership unless the form thereof is attached hereto:

                    (a) An agreement or agreements pursuant to which the New Venture assumes the Assumed Liabilities.

                    (b) A duly executed and acknowledged secretary's certificate, certifying that the Board of Directors of the General Partner or committee thereof has duly adopted resolutions authorizing the consummation of the Transactions and certifying the authority of the officers of the General Partner executing and delivering this Agreement and the Partnership Closing Documents in their capacities as officers of the General Partner.

                    (c) A certificate issued by the Secretary of State of Delaware dated not earlier than ten days prior to the Closing Date certifying the good standing of the Partnership as of the date of such certificate.

                    (d) Copies of the certificate of limited partnership of the Partnership and certificate of incorporation of the General Partner and any amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 30 days prior to the Closing Date, together with a certificate of the secretary of the General Partner to the effect that such certificate of limited partnership and certificate of incorporation, as amended, have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date and that the attached copies of the partnership agreement of the Partnership and by-laws of the General Partner, in each case as amended, are true, accurate and complete and have not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date.

                    (e) An opinion of counsel for the Partnership dated as of the Closing Date, in form and substance reasonably satisfactory to Contributor (provided that any opinion as to the enforceability of the Agreement or any Partnership Closing Documents shall be based on the assumption that the enforceability of such document is governed by the laws of the State of Illinois without regard to its conflicts of law rules).

                    (f) A written certificate addressed to Contributor to the effect that all of the representations and warranties of the Partnership contained in Section 6.1 are true and correct in all material respects on and as of the Closing Date (as supplemented in accordance with Section 10.3) with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by Contributor) or stating the specific respects, if any, in which any of the representations and warranties is untrue. Such certificate also shall state that the Partnership has no knowledge that any of Contributor's representations and warranties set forth in Section 6.2 hereof are not true and correct in all material respects or stating the specific respects, if any, in which the Partnership knows that any of such representations and warranties are untrue in any material respect. After the Closing, the Partnership shall be estopped from asserting a claim for breach of any of Contributor's representations and warranties of which the Partnership had actual knowledge prior to Closing. For purposes hereof, the knowledge of the Partnership shall mean the current, actual knowledge of Matthew Bucksbaum, Joel Bayer, Stanley Saddoris and Mark London without any duty or obligation to conduct any investigation or review of any files or records.

                    (g)    The Amendment to Partnership Agreement.

                    (h)    The Pledge Agreement.

                    (i)    The Redemption Rights Agreement.

                    (j) Such other documents, instruments or agreements which the Partnership may be required to deliver to Contributor pursuant to the other provisions of this Agreement or which Contributor reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Contributor reasonably deems necessary or desirable shall not impose upon the Partnership any obligation or liability other than an obligation or liability expressly imposed upon the Partnership pursuant to the terms of this Agreement or pursuant to the terms of the other Partnership Closing Documents specified in this
         Section 3.3.


                                   ARTICLE IV
                           Prorations and Adjustments

         4.1 Items to Be Prorated. Subject to the other provisions of this Article and this Agreement, the following items in respect of the Property or the business of the Existing Venture shall be apportioned or adjusted on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year and assuming Contributor owned all of the Interests prior to the Closing) between Contributor and the Partnership at the Closing as of 11:59 p.m., Eastern Standard Time, on the day immediately preceding the Closing Date and the net amount thereof shall be settled as hereinafter provided:

                    (a) real property taxes and assessments (or installments thereof) based on the most recent tax bills except those required to be paid directly to the entity imposing the same by those Tenants who are current in all of their Lease payment obligations on the Closing Date;

                    (b) water rents and charges, if any, except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing Date;

                    (c) sewer taxes and rents, if any, except those required to be paid directly to the entity imposing the same by Tenants who are current in all of their Lease payment obligations on the Closing Date;

                    (d) actually accrued interest, if any, required to be paid to a Party on Security Deposits;

                    (e) amounts, if any, payable by or owed to the Existing Venture under the Reciprocal Easement Agreement;

                    (f) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of the New Venture following the Closing;

                    (g) fuel oil and liquid propane gas, if any, at the cost or costs per gallon or cubic foot most recently charged with respect to the Mall, based on the supplier's measurements thereof, plus sales taxes thereon;

                    (h) amounts paid or payable by the Existing Venture to the Promotional Association;

                    (i) Rents (subject to the other provisions of this Article IV);

                    (j) amounts paid or payable by the Existing Venture under the Contracts to the extent the same constitute Assumed Liabilities;

                    (k)    interest on the Existing Indebtedness; and

                    (l) all other items customarily apportioned in connection with the sale of properties that are similar to the Property and similarly located.

         Contributor shall cooperate with the Partnership in any transfer of electricity, gas, water and other utility services if deemed necessary by the Partnership.

         4.2        Installment Payment of Assessments.  In furtherance of
Section 4.1(a), if any real property assessment affects the Mall at the Closing Date and such real property assessment is payable in installments (whether at the election of the Existing Venture or one or more of its general partners or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Contributor and the Partnership as of 11:59 p.m. Eastern Standard Time, on the day immediately preceding the Closing Date, and the remaining installments shall be the obligation of the New Venture. The parties acknowledge that Existing Lender is holding certain funds in escrow for 1995 and 1996 taxes on the Mall, pending resolution of the Tax Appeal. If these funds are not applied to 1995 and 1996 taxes, the parties agree that such funds shall be remitted to the New Venture and that the New Venture shall pay such funds (net of any reasonable attorneys' fees and other costs incurred by the New Venture following Closing in prosecuting the Tax Appeal) to Contributor to the extent that such funds are returned by Existing Lender to the Partnership or the New Venture and are not required to be refunded to Tenants and other Parties pursuant to the Leases and the Reciprocal Easement Agreement.

         4.3        Adjustable Tenant Charges.

                    (a) Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 4.1 hereof (other than real estate taxes and assessments, as to which adjustment shall be made as set forth in Section 4.1) for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected as Adjustable Tenant Charges. Contributor shall be responsible for the payment of all such expenses incurred by the Existing Venture prior to Closing (including without limitation real estate taxes and assessments for which Contributor has received credit under Section 4.1), and the Partnership shall cause the New Venture to pay or otherwise satisfy all such expenses incurred by it following Closing (including without limitation real estate taxes and assessments for which the Partnership has received credit under Section 4.1).

                    (b) From and after the Closing, the New Venture shall have the right to receive and retain any amounts required to be paid as Adjustable Tenant Charges by Tenants which were due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment at Closing with respect thereto. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Adjustable Tenant Charges collected and expenditures for such items of expense (and any credits for real estate taxes) made by the Existing Venture for the portion of the Applicable Closing Fiscal Period through the Closing Date and for any prior fiscal period.

                    (c) The Partnership shall cause the New Venture to remit to Contributor any amounts collected by it after the Closing Date which relate to Adjustable Tenant Charges payable with respect to any fiscal period ending prior to the Applicable Closing Fiscal Period. Within 180 days following the end of the Applicable Closing Fiscal Period and from time to time thereafter as amounts are received by the New Venture from Parties, the aggregate amount of Adjustable Tenant Charges, if any, collected by the New Venture, on the one hand, and Contributor and the Existing Venture, on the other hand, with respect to the Applicable Closing Fiscal Period shall be apportioned and adjusted such that the total amount of such Adjustable Tenant Charges received by the New Venture, on the one hand, and Contributor and the Existing Venture, on the other hand, shall be in the same proportion as the amount of the expense items to which such Adjustable Tenant Charges relate which each of the New Venture, on the one hand, and Contributor and the Existing Venture, on the other hand, have borne (including without limitation real estate taxes or assessments for which either party has received credit under Section 4.1), and, to the extent that either shall have received a greater amount of Adjustable Tenant Charges, such party or parties shall promptly pay such excess to the other.

         4.4 Advertising and Promotional Contributions. Whenever Fixed and Other Tenant Charge Arrearages are collected, as contemplated by Section 4.5, the amount remitted to Contributor in accordance with the provisions of Sections 4.5 and 4.7 shall be reduced or Contributor shall make a payment to the New Venture from the amount collected by Contributor to the extent the landlord is obligated under Leases to, or by custom has in the past, made contributions or other payments to the Promotional Association as Fixed and Other Tenant Charge Arrearages are collected, and such withheld or remitted amounts shall be paid to the Promotional Association.

         4.5 Fixed and Other Tenant Charge Arrearages. Subject to the provisions of Section 4.7(c), Fixed and Other Tenant Charge Arrearages (which, for purposes of this Section 4.5, shall include, without limitation, any real estate taxes or special assessments or other amounts otherwise required to be paid by a Party directly to the taxing authority but actually paid by Contributor or the Existing Venture to the taxing authority with respect to the amount of the taxes or special assessments actually paid), if and when collected, shall be paid to the New Venture as to Fixed and Other Tenant Charge Arrearages which relate to periods from and after the Closing Date, and to Contributor with respect to all other Fixed and Other Tenant Charge Arrearages.

         4.6 Sales Based Tenant Charges. Sales Based Tenant Charges which are payable with respect to any period prior to the Closing Date or which have been accrued prior to the Closing Date shall not be apportioned as of the Closing Date. In lieu thereof, such amounts shall be apportioned, after the Closing Date and after final determination thereof, so that the amount thereof to which Contributor shall be entitled shall be the entire amount thereof with respect to any fiscal period ending prior to the Closing Date, and, for the Applicable Closing Fiscal Period, an amount which bears the same ratio to the total Sales Based Tenant Charges for the Applicable Closing Fiscal Period as the number of days in the Applicable Closing Fiscal Period which have elapsed prior to the Closing Date bears to the total number of days in the Applicable Closing Fiscal Period. At the Closing, Contributor shall deliver to the Partnership a true and correct statement setting forth in reasonable detail and certifying the amount of Sales Based Tenant Charges collected for the portion of the Applicable Closing Fiscal Period through the Closing Date.

         4.7 Application of Rent Receipts. Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 4.3, 4.4, 4.5 and 4.6, any payment of Rent shall be applied to the payment of the item or items of Rent designated by the Party making such payment or to which such payment otherwise relates in the reasonable judgment of the Partnership.

         4.8 Security and Utility Deposits. At the Closing, Contributor shall furnish the Partnership with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with the Existing Venture or its agents (or with any predecessor-in-interest to the Existing Venture or any such agent) by any Tenants through the Closing Date (the "Security Deposits") and the amount of any deposits on account with any utility company servicing the Mall or Existing Lender that will continue for the benefit of the New Venture following Closing ("Other Deposits"), and Contributor shall credit to the Partnership at Closing the amount of the Security Deposits, together with all interest, if any, accrued thereon and required to be paid to Tenants or actually paid in accordance with past practices) to Tenants. Contributor shall receive a credit at Closing for the amount of the Other Deposits.

         4.9        Collection of Rents.

                    (a) The Partnership shall cause the New Venture to use reasonable best efforts to collect the Fixed and Other Tenant Charge Arrearages, Adjustable Tenant Charges, Sales Based Tenant Charges and other Rents which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal period, but the Partnership shall not be required to cause the New Venture to retain a collection agency, commence litigation or file proofs of claim or commence an adversary proceeding in a bankruptcy case, or terminate Leases or the Reciprocal Easement Agreement in connection with such collection efforts. The Partnership shall not permit the New Venture to waive or settle any claims for any such amounts in whole or in part to the extent such amounts, if collected, would be payable to Contributor hereunder other than in accordance with the policies of the Partnership from time to time as to Rent delinquencies generally. Collection costs shall be charged against amounts collected and charged to the parties hereto in the proportion in which each is entitled to the proceeds of such collection. The Partnership shall provide to Contributor semi-annual reports after Closing with respect to the collection by the New Venture after Closing of any such amounts which are payable with respect to the Applicable Closing Fiscal Period and any prior fiscal year.

                    (b) Contributor shall have the right to seek collection of any Fixed and Other Tenant Charge Arrearages owed to it hereunder (if collected) and not collected by or on behalf of it within six months following the Closing Date; provided, however, that in seeking to collect any such Fixed and Other Tenant Charge Arrearages, Contributor shall not be entitled to terminate any Lease or the Reciprocal Easement Agreement or otherwise seek any remedy other than a money judgment against the delinquent Party. Neither the Partnership nor the New Venture shall be required to join in any such actions or proceedings commenced by Contributor unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of the New Venture, in which event the Partnership shall cause the New Venture to join and cooperate in such actions or proceedings or permit the same to be brought by Contributor in the New Venture's name but Contributor shall pay all costs and expenses relating thereto, including without limitation the New Venture's reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

                    (c) Notwithstanding anything to the contrary contained herein, the Partnership shall have the right at any time on or after the Closing, and whether or not the joinder of the New Venture shall be required as a matter of law, to cause the New Venture join in, or to be substituted for Contributor or the Existing Venture in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by Contributor or the Existing Venture either prior to or after the Closing, if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, the Partnership intends to cause the New Venture to seek eviction of such Tenant, cancellation of the Lease or repossession of the premises. If the New Venture joins in, or is substituted for Contributor or the Existing Venture as plaintiff in any such litigation, the Partnership shall, thereafter, cause the New Venture to assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that the Partnership shall not permit the New Venture to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to the Closing Date other than in accordance with the policies of the Partnership from time to time as to Rent deficiencies generally. Contributor in any event may, at its option, continue to participate in such litigation. In any event, Contributor shall reimburse the New Venture for a pro rata portion of its out-of-pocket costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by Contributor after Closing as a result of such proceedings; provided, however, Contributor shall be entitled to a credit for legal fees and expenses incurred by the Existing Venture prior to the intervention by the New Venture in connection with the proceedings previously instituted by the Existing Venture in connection with such collection efforts.

         4.10       Settlement of Adjustments.

                    (a) Contributor and the Partnership acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to this Article IV. Accordingly, Contributor and the Partnership hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by the Partnership and Contributor based on the most recent available data, and, additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated on the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery.

                    (b) Except as otherwise provided herein, net prorations and adjustments made pursuant to this Article IV on the Closing Date and determined as provided in subsection (a) above shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Contributor and the Partnership shall be made in cash.

                    (c) The Partnership, upon reasonable advance notice, shall provide Contributor with access to the books and records of the New Venture, including back-up calculations and information, relating to the calculation of the adjustments required to be made pursuant to this Article IV.

                    (d) Any Rents that are payable to Contributor hereunder shall be paid from time to time following the Closing as determined by the Partnership.

                    (e) Notwithstanding anything to the contrary contained herein, a final adjustment shall be made with respect to the amounts owing under this Article IV as of September 30, 1998, and the amounts owing settled in cash no later than 10 days thereafter. No further adjustments or payments shall be required to be made under this
         Article IV thereafter (except with respect to legal proceedings for or bankruptcy claims in respect of the collection of Rent which are pending on such date or legal proceedings or bankruptcy claims brought by Contributor under Section 4.9(b)).


                                   ARTICLE V
                           Title Insurance and Survey

         5.1 Title Commitment. The Title Company has delivered to the Partnership, a commitment of the Title Company (the "Title Commitment") to issue, at Closing, its ALTA Form B Owners Title Insurance Policy in its current form as to the Real Property in the aggregate amount of the Gross Asset Value with coverage against matters relating to federal bankruptcy, state insolvency or similar creditors' rights laws and with the following special endorsements:

                    (a)    Full extended coverage over all general exceptions;

                    (b) Location endorsement insuring the accuracy of the Survey for the Real Property;

                    (c) An endorsement insuring legal access to the Real Property from each of the streets bordering thereon, and insuring that all such streets are dedicated public streets;

                    (d) An endorsement insuring against loss of title to the Real Property or the inability of the owner thereof to maintain the improvements now located thereon by reason of a violation of a covenant, condition or restriction of record affecting such property;

                    (e)    Utility facility endorsement;

                    (f)    Zoning endorsement (ALTA 3.1) (with parking);

                    (g)    Tax parcel endorsement;

                    (h)    Contiguity endorsement;

                    (i) Non-imputation endorsement insuring the New Venture against any denial of coverage in the event of loss or damage insured under the terms of the Title Policy by virtue of a defect, lien, encumbrance, adverse claim or other matter not known to the Title Company and not known to the Partnership which were not shown by the public records but were known to Contributor and/or Met Life prior to Closing; and

                    (j)    "Fairway" endorsement.

         The Partnership also may require the issuance at the Closing of such additional endorsements as it deems appropriate, but the issuance thereof shall not be a condition to the Partnership's obligations hereunder.

         The Title Commitment requires the Title Company to reinsure portions of the risk covered by its title insurance policies with reinsurance companies which have been approved by the Partnership under reinsurance agreements which have been approved by the Partnership.

         5.2        Survey.

                    (a) Contributor shall cause a survey for the Real Property, dated not earlier than 90 days prior to the Closing Date, to be prepared by a licensed or registered professional surveyor in the jurisdiction in which such property is located and delivered to the Partnership not later than March 24, 1997 (such survey, the "Survey"). The Survey shall be an Urban ALTA/ACSM Land Title Survey made in compliance with and meeting the accuracy standards under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys" jointly established by the American Land Title Association and American Congress on Surveying and Mapping then in effect; shall contain Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11 and 13; shall show the boundaries of the Land; shall disclose whether or not the Land comprises a single parcel of land with no strips, gores or gaps within its boundaries; shall disclose any encroachments of any Improvements located primarily on the Land onto adjoining premises or public ways (and whether or not a valid easement for the benefit of such property exists and is in place with respect to each such encroachment) or onto or over setback or building or side yard lines located on the Land or of improvements located primarily on adjoining premises onto any portion of the Land (and whether or not a valid easement for the benefit of the adjoining premises shall exist and be in place with respect to each such encroachment); shall locate all easements created by recorded instruments (to the extent plottable) or visible on the Land and shall disclose any encroachment by any of the Improvements located thereon, or any other structures located on the Land, in violation of any such easements; shall contain a legal description of the Land; shall show the location of any adjacent public streets, disclosing access, if any, to the Land therefrom; shall show the configuration and number of parking spaces on the Land; shall show the area of the Land; shall indicate whether the Land is located in an area designated by HUD as having special flood risks and shall contain a certificate of the surveyor attesting to the accuracy of the Survey and its conformity to the requirements of the aforesaid Minimum Standard Detail Requirements, which certificate shall be directed to the Partnership, the New Venture and the Title Company.

         5.3 Title and Survey Defects. If on the Closing Date there are additional exceptions to title other than Permitted Exceptions (the "Additional Exceptions"), Contributor shall, with respect to Additional Exceptions that resulted from the acts or omissions of Contributor or the Existing Venture, (a) cause any such exceptions which are monetary liens of a fixed and ascertainable amount that may be removed and/or bonded solely by the payment of money, including without limitation, judgment and mechanics' liens, to be removed at or prior to the Closing and shall deposit with the Title Company releases or other appropriate instruments, in recordable form, sufficient to cause the removal of such items from the title; and (b) use commercially reasonable efforts to cause all other such title exceptions to be so released and removed from title and waived from the Title Commitment, or insured over at its sole cost by the Title Company by an endorsement reasonably satisfactory to the Partnership. Nothing contained herein shall limit the rights of the Partnership in respect of a breach by Contributor of Section 10.2. If, despite compliance by Contributor with the provisions of this Section 5.3, title is not insurable at Closing as required by Section 5.1 and this Section 5.3 (i.e. the Additional Exceptions have not been removed or insured over), then the Partnership may, as its sole remedy, (i) accept title subject to all Liens and other title exceptions (without any abatement or reduction of the consideration hereunder) or (ii) terminate this Agreement by giving written notice of such termination to Contributor. In the event that this Agreement is terminated, this Agreement shall be null and void and the parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement).

         5.4 Title Insurance Premiums and Survey Costs. Except as otherwise set forth herein (including without limitation the provisions of Section 5.3), each of the Partnership and Contributor shall pay one-half of up to $42,000 of premiums and other charges in connection with the issuance of the owner's title policies and endorsements complying with the requirements of
Section 5.1 and the Survey, and the Partnership shall pay the remainder of such costs.

                                   ARTICLE VI
                         Representations and Warranties

         6.1 Partnership Representations and Warranties. The Partnership represents and warrants to Contributor as follows:

                    (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

                    (b) The execution, delivery and performance by the Partnership of this Agreement have been duly and validly authorized by all requisite action on the part of the Partnership. This Agreement has been, and the Partnership Closing Documents to which the Partnership is a party will be, duly executed and delivered by the Partnership. This Agreement constitutes, and when so executed and delivered such Partnership Closing Documents will constitute, the legal, valid and binding obligations of the Partnership, enforceable against it in accordance with their terms.

                    (c) None of the execution, delivery or performance of this Agreement or the Partnership Closing Documents by the Partnership does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of the Partnership or any material agreement, instrument or other document to which the Partnership is a party or by which the Partnership is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to the Partnership.

                    (d) No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Partnership.

         6.2 Contributor's Representations and Warranties. Contributor represents and warrants to the Partnership as follows:

                    (a) Contributor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Georgia with full power and authority to execute, deliver and perform this Agreement.

                    (b) The execution, delivery and performance of this Agreement by Contributor have been duly and validly authorized by all necessary action on the part of Contributor. This Agreement has been, and the Contributor Closing Documents delivered by Contributor will be, duly executed and delivered by Contributor. This Agreement constitutes, and when so executed and delivered the Contributor Closing Documents will constitute, the legal, valid and binding obligations of Contributor, enforceable against Contributor in accordance with their terms.

                    (c) Subject to the occurrence of the closing of the Buy-Sell Transaction and obtaining the consent of the Existing Lender in accordance with Section 2.4, none of the execution, delivery or performance of this Agreement by Contributor or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the property of Contributor or the Existing Venture or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Contributor, the Existing Venture or, to the actual knowledge of Contributor, any general partner of Contributor or any agreement, instrument or other document to which Contributor, the Existing Venture or, to the actual knowledge of Contributor, any general partner of Contributor is a party or by which it is bound or (ii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to any of Contributor, the Existing Venture or, to the actual knowledge of Contributor, any general partner of Contributor.

                    (d) The Existing Venture is a general partnership duly formed and validly existing under the laws of the State of Georgia with full power and authority to own the Property and conduct the business now being conducted by it. The Interests constitute all of the equity interests in the Existing Venture and no Person (other than the Partnership) has any option or other right to acquire any Interest or portion thereof, any other equity interest in the Existing Venture or any security or instrument convertible into any such equity interest. Contributor owns the Contributor Interest (constituting a 50% partnership interest in the Existing Venture), and, at Closing, the Partnership and/or its designee will own the Interests (including without limitation the Met Life Interest), free and clear of all Liens other than the Lien created pursuant to the Existing Indebtedness Documents and Liens created by, through or under the Partnership. The Existing Venture has no subsidiaries or equity interests in other Persons.

                    (e) The Existing Venture has good and marketable title to the Property, free and clear of all Liens other than the Permitted Exceptions and, at Closing, the New Venture will have good and marketable title to the Property free and clear of all Liens other than the Permitted Exceptions and Liens created by, under or through the New Venture. The Property comprises all of the assets and property necessary to operate the Mall as now operated.

                    (f) Schedule 6.2(f) contains a list of all permits and licenses currently maintained with respect to the Property and, to Contributor's knowledge, they are all of the licenses and permits which are required for the present use of the Property. Neither

         Contributor nor the Existing Venture has received any notice of violation from any federal, state or municipal entity that has not been cured or otherwise resolved to the satisfaction of such governmental entity.

                    (g) Except as may be shown on the Environmental Report and to Contributor's knowledge, neither the Existing Venture nor, any other Person has caused or permitted any Hazardous Material to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof or any real property adjacent thereto except for the storage and use of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with all applicable laws, including without limitation Environmental Laws. Contributor has no knowledge of any lack of compliance by the Existing Venture or any occupant of the Property with the Environmental Laws pertaining to the Property or the operation thereof. Neither Contributor nor the Existing Venture has received any notice from any governmental unit or other Person (including without limitation any consultant or engineer engaged by the Existing Venture or other Person) that it or the Real Property or any occupant thereof is not in compliance with any Environmental Law, that the Real Property or any portion thereof has been used as a storage or disposal site for Hazardous Materials (other than the storage of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with applicable laws) or that it has any liability with respect thereto, and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Contributor, threatened with respect thereto pursuant to, or alleging any violation of, or liability under any Environmental Law. Except for the underground propane tank used in connection with the emergency generator, to Contributor's knowledge, no underground or above-ground storage tanks are located on or under the Real Property and there is no facility located on or at the Real Property that is subject to the reporting requirements of Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 and the federal regulations promulgated thereunder (42 U.S.C. Section 11022).

                    (h)    [Intentionally Deleted]

                    (i) Schedule 6.2(i) contains a rent roll for the Mall as of June 10, 1997 showing identification of each rentable space in the Mall by space number, whether leased or not, and for each such space, the name of the Tenant, the commencement and expiration dates of the current term of the Lease, the square footage of such space, the minimum or fixed annual rent payable, the percentage sales rate and sales breakpoint therefor, the unapplied amount of any security or other deposit held, all delinquencies in Rent, all outstanding rent abatements, tenant fit-out allowances and other tenant concessions or inducements, all renewal options and "kick-out" clauses. All information therein is materially accurate as of its date. No Tenant has paid any rent in advance except for the current month.

                    (j) Schedule 6.2(j)-1 contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto (including without limitation side letters) regardless of whether the terms thereof have commenced, setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto (including the name of the current assignee, if any, but only if and to the extent Contributor has actual notice of any such assignment). The documents listed on Schedule 6.2(j)-2 constitute a complete and correct list of the reciprocal easement agreements relating to the Real Property and modifications thereof and supplements thereto (including without limitation side letters) (the "Reciprocal Easement Agreement") setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the parties thereto. True and complete copies of the Reciprocal Easement Agreement and Leases, including each written modification thereof and supplement thereto and all material correspondence between the Existing Venture and the Parties thereto have heretofore been furnished to the Partnership for inspection. The Reciprocal Easement Agreement and each Lease constitutes the entire agreement between the parties thereto and there are no oral promises or agreements amending or modifying the same.

                    (k) There are no leases or other rights of occupancy or use relating to the Real Property other than the Leases and the Reciprocal Easement Agreement and other rights of persons arising under instruments or agreements which comprise Permitted Exceptions and/or the Contracts, except subleases, concessions or license agreements which may have been entered into by Tenants or by subtenants of Tenants. Each of the Leases and the Reciprocal Easement Agreement is valid and subsisting and in full force and effect, and Contributor has received no notice of the termination of any easement granted therein.

                    (l)    (i)         No Party to the Reciprocal Easement
         Agreement or any Lease has made any written claim to Contributor (A) that the Existing Venture has defaulted in any extent in performing any of its obligations under the Reciprocal Easement Agreement or such Lease which has not heretofore been cured, (B) that any condition exists which with the passage of time would constitute any such default, or (C) that such Party is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any Rents or other charges paid, payable or to become payable by such Party, to cancel the Reciprocal Easement Agreement or such Lease or to be relieved of its operating covenants thereunder.

                           (ii) Contributor has received no written notice of and have no actual knowledge of any material default under the Reciprocal Easement Agreement or any Lease on the part of the Party or Parties thereto, except for delinquencies in the payment of Rents disclosed on the rent roll described in Section 6.2(i). The Existing Venture is not in default (without giving effect to any applicable notice and cure rights) in any respect with respect to any Lease or the Reciprocal Easement Agreement.

                           (iii) There are no unsatisfied rent abatements or other tenant concessions or inducements, including, without limitation, lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of the Leases except as set forth in the rent roll referred to in Section 6.2(i).

                           (iv) No Party to any Lease or the Reciprocal Easement Agreement has any rights, options or rights of first refusal of any kind which are currently in effect, to purchase or to otherwise acquire the Real Property or any part thereof or interest therein other than the rights of such Tenant (as tenants only) under its Lease or such Party to the Reciprocal Easement Agreement under the Reciprocal Easement Agreement (with respect to easements only).

                    (m) Contributor has furnished the Partnership with the audited financial statements of the Existing Venture (consisting of balance sheets and income statements) as of, and for the calendar years ended, December 31, 1995 and December 31, 1996 (the "Financial Statements"). The Financial Statements are consistent with the books and records and accounts of the Existing Venture and fairly present the financial condition and results of the Existing Venture as of the dates thereof and for the periods referred to therein, and the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated. Since December 31, 1996, the Existing Venture has conducted its business in the ordinary course consistent with past practice and there have been no material adverse changes in the financial condition of the business, and Contributor has no knowledge of any circumstance or event which, insofar as be reasonably foreseen, is likely to result in any such material adverse change.

                    (n) The Existing Venture has no liabilities (absolute, accrued, contingent or otherwise) except liabilities reflected or reserved against in the Financial Statements (including the notes thereto), liabilities incurred in accordance with Section 10.2 and liabilities arising in the ordinary course of business and consistent with past practice which are not material, in the aggregate, to the Existing Venture.

                    (o) Schedule 6.2(o) lists the patents, trademarks (including registrations thereof), and trade names which are used by the Existing Venture in connection with the operation of the Mall (the "Intellectual Property"). To Contributor's knowledge, (i) the conduct of the business of the Existing Venture and the use of the Intellectual Property do not infringe upon the patents, trademarks, copyrights or other intellectual property rights of any third party and (ii) no third parties are currently infringing upon the patents, copyrights, trademarks or other intellectual property rights of the Existing Venture. Neither Contributor nor the Existing Venture has granted to any Person or Persons the right to use the Intellectual Property or any portion thereof.

                    (p) Neither Contributor nor Existing Manager is a party to or is bound by any collective bargaining or union agreements with respect to the Mall. Neither Contributor nor the Existing Venture has encountered any labor union organizing activity or experienced any actual or threatened employee strikes, work-stoppages, slow-downs or lockouts. The Existing Venture has no employees and does not maintain or sponsor any employee benefit plan, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended.

                    (q) Schedule 6.2(q) contains a true and complete list of all Contracts with respect to the Mall, including all modifications thereof and supplements thereto (including without limitation side letters). To the best of Contributor's actual knowledge, there has been no default (without giving effect to any notice and cure rights) by the Existing Venture or any Party under any Contract which has not heretofore been cured. Neither Contributor nor the Existing Venture has received notice of any claim by a Party of any such default, which has not heretofore been cured. A true and complete copy of each Contract, including any amendments or supplements thereto, has been delivered or made available to the Partnership. Such documents constitute the entire agreement between the Parties thereto and there are no oral promises or agreements amending, modifying or supplementing the same.

                    (r) Except for the existing study of the addition of collector distribution lanes to Interstate 75 and the addition of an interchange west of the Real Property, Contributor has received no written notice of any (and, to the best of Contributor's actual knowledge, there is no) pending or threatened condemnation proceeding or other proceeding or action in the nature of eminent domain with respect to all or any part of the Real Property or any property owned by a Party to the Reciprocal Easement Agreement which is the subject of the Reciprocal Easement Agreement.

                    (s) The Real Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions [including, without limitation, the Reciprocal Easement Agreement] or facilities of municipalities or public utility and water companies) located on any property not included in the Real Property to fulfill any municipal or governmental requirement or for the furnishing to the Real Property of any essential building systems or utilities, including but not limited to, water, electrical, plumbing, mechanical and heating, ventilating and air conditioning systems, drainage facilities, catch basins and retention ponds, sewage treatment facilities and the like, unless recorded easements or other rights are in effect for the benefit of the Real Property (which run with the land) for the continued use and benefit thereof. Except as may be covered by the Permitted Exceptions (including, without limitation, the Reciprocal Easement Agreement) and, to the best of Contributor's knowledge, no building or other improvement not included in any part of the Real Property relies on any part of the Real Property to fulfill any governmental or municipal requirement or to provide facilities to such building or improvement for any essential building systems or utilities, including, without limitation, electrical, plumbing, mechanical, sewage treatment or heating, ventilating and air conditioning facilities or services.

                    (t) Copies of current real estate tax bills with respect to the Real Property, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority, have been delivered to the Partnership. No portion of the Real Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Real Property. Except for a pending ad valorem tax appeal (the "Tax Appeal"), there is no application or proceeding pending with respect to a reduction or an increase of such taxes. Contributor has no knowledge of any special tax or assessment to be levied against the Real Property or any change in the tax assessment of the Real Property.

                    (u) Neither Contributor nor, to Contributor's actual knowledge, the Existing Venture has received notice that there is, and, to Contributor's actual knowledge, there does not now exist, any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Real Property or any portion thereof.

                    (v) To the knowledge of Contributor, the Property has been operated in compliance with all laws, statutes, rules, regulations, and ordinances, neither Contributor nor the Existing Venture has received any notice from any governmental authority having jurisdiction over the Real Property or the Mall or from any other Person (including without limitation a consultant or engineer or any insurance company or Board of Fire Underwriters) (A) of any violation of any law, ordinance, order or regulation (including without limitation the ADA) relating to the Mall which has not heretofore been corrected or remedied or (B) requiring any alterations, improvements or changes at the Mall or any portion thereof which have not been completed. To Contributor's knowledge, the Existing Venture has no obligation to any governmental authority for the performance of any capital improvements or other work to be performed in or about the Real Property or donations of monies or land (other than general real property taxes) which has not been completely performed and paid for.

                    (w)    Except for the Tax Appeal and as provided in
         Schedule 6.2(w), there is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Contributor's knowledge, threatened against Contributor or the Existing Venture relating to the Mall or the Transactions and there are no unsatisfied arbitration awards or judicial orders against any of them. To Contributor's knowledge and except for the Tax Appeal, there is no litigation, including any arbitration, investigation or proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or threatened against Met Life relating to the Mall or the Transactions and there are no unsatisfied arbitration awards or judicial orders against Met Life relating to the same.

         Copies of all pleadings and other documents with respect to the litigation described on Schedule 6.2(w) have been furnished to the Partnership and are true, accurate and complete in all respects.

                    (x) Schedule 6.2(x) contains a true and accurate list of all policies of insurance relating to the Mall, which policies are and will be kept in full force to and including the Closing Date. All premiums for such insurance have been paid in full. Neither Contributor nor the Existing Venture has received (and Contributor has no knowledge of) any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) cancelling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

                    (y) Except as set forth in Schedule 6.2(y) and to the knowledge of Contributor, none of the Tenants or Anchors is the subject of any bankruptcy, reorganization, insolvency or similar proceedings or has ceased or reduced or intends to cease or reduce operations at the Mall other than temporarily due to casualty, remodeling, renovation or similar cause.

                    (z) Contributor has no knowledge of any material structural or other material physical defects in the Improvements or any component or system of the Improvements. The Partnership acknowledges that the Improvements are over twenty years old and that, in the normal and ordinary course of business, certain repairs and replacements of Improvements and systems may be required.

                    (aa) Schedule 6.2(aa) accurately sets forth (i) a list of all instruments, agreements and other documents relating to the Existing Indebtedness and all modifications or amendments thereof and supplements thereto (including without limitation guaranties, indemnity agreements and side letters) (the "Existing Indebtedness Documents"), (ii) the date of the Existing Indebtedness Documents and of each modification or amendment thereof and supplement thereto,
         (iii) the name of the holders of the Existing Indebtedness as of the date hereof, (iv) the unpaid balances thereof as of the date hereof,
         (v) the security therefor as of the date hereof and (vi) the amount of any deposits or escrows held or established in connection therewith. The Existing Indebtedness Documents are in full force and effect, neither Contributor nor the Existing Venture has received any notice of default under any Existing Indebtedness Document, and, to the knowledge of Contributor, no default on the part of the Existing Venture or any other Party thereto exists thereunder (without regard to notice and cure provisions). A true and complete copy of the Existing Indebtedness Documents, including each written modification thereof and supplement thereto, have heretofore been furnished to the Partnership. Such documents constitute the entire agreement between the Existing Venture and each Party thereto, and there are no oral promises or agreements amending or modifying the same.

                    (bb) Contributor is aware that the Units to be issued to it hereunder shall not be registered under the 1933 Act or under the securities laws of any state or other jurisdiction;

         that the Partnership shall not have any obligation to register the same in connection with the offering, sale or issuance thereof to them pursuant hereto or at any time thereafter; that the Units are subject to restrictions on transfer contained in the Partnership Agreement and the Pledge Agreement and herein and, in any event, cannot be sold unless they are subsequently registered under the 1933 Act or an exemption from such registration is available; and that the Partnership, in issuing its Units in accordance with the provisions hereof, is relying upon the representations and warranties of Contributor contained herein.

                    (cc) Contributor has received a copy of, has been advised to read, and has read the Memorandum, including its exhibits, has become familiar with the Memorandum's terms and provisions, and has been advised to consult, and has consulted, with independent tax counsel regarding the tax consequences of the Transactions.

                    (dd) Contributor has been provided with such other information regarding the Partnership as it has requested and has had an opportunity to meet with and ask questions of representatives of the Partnership.

                    (ee) Contributor is an "accredited investor" within the meaning of Regulation D under the 1933 Act and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Units to be issued to it pursuant hereto, and each such Person is able to bear the economic risk of such ownership.

                    (ff) The Units to be acquired by Contributor pursuant to this Agreement are being acquired by Contributor for their own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same (other than a distribution of such Units to the partners of Contributor or the partners, if any, of such partners).

                    (gg) No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Contributor except for Lazard Freres L.L.C., whose fee will be paid solely by Contributor.

                    (hh) Except as set forth on Schedule 6.2(ah), the Existing Venture is not under obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund and has not customarily in the past made or provided any such contributions or assistance. The promotional association established with respect to the Property (the "Promotional Association") is an independent association established by and on behalf of the Tenants, the Existing Venture having no ownership, fiduciary or monetary interest of any kind therein. The Existing Venture has remitted to the Promotional Association any amounts received by it from Tenants and other Parties that constitute contributions to the Promotional Association.

                    (ii) To Contributor's knowledge, Contributor has delivered to the Partnership true and complete copies of all environmental reports (including without limitation asbestos surveys), engineering reports, ADA surveys and other material reports or studies relating to the Mall or the Property that were prepared at the request of or otherwise are in the possession of the Existing Venture, Contributor or any Affiliate of Contributor.

                    (jj) Except as indicated on Schedule 6.2(aj), neither Contributor nor any one or more of its general partners directly or indirectly owns or leases any land within a one mile radius of the Property.

                    (kk) The Existing Venture Agreement is in full force and effect, there has been no default by Contributor under the Existing Venture Agreement, Contributor has received no notice of default thereunder, the Existing Venture Agreement contains the entire agreement between Contributor and Met Life and there are no oral promises or agreements amending or modifying the same.

         With regard to this Section 6.2, the "actual knowledge", "best of actual knowledge" or "knowledge" of Contributor shall be expressly limited to the actual knowledge of Mr. James B. Carson, Jr., Mr. James W. Bealle, Mr. Daniel B. Rather, Mr. William A. Mitchell, Jr., James P. Erickson and Mr. Harold M. Grumann, Jr., without any duty or obligation on any of them to conduct any investigation or to review any files or records of the Existing Venture or Contributor. The receipt of "notice" shall mean the receipt of actual written notice.


                                  ARTICLE VII
                 Access and Certain Rights of Early Termination

         7.1        Due Diligence and Access.

                    (a) From the date hereof until the Closing, Contributor shall cause the Existing Venture to give the Partnership and its representatives and consultants, during normal business hours, upon reasonable notice and in a manner that does not unreasonably interfere with the operation of the Existing Venture's business, access to and the right to inspect the Mall and the Property (including without limitation for purposes of conducting environmental testing). From the date hereof until Closing and upon request by the Partnership, Contributor promptly shall provide the Partnership with other material information and data with respect to the Mall and the Property which is in the possession of Contributor or the Existing Venture, including without limitation copies of Leases, the Reciprocal Easement Agreement and the Contracts and such financial and other information as the Partnership reasonably requests with respect thereto. The Partnership may contact Parties as the Partnership deems appropriate in connection with its due diligence examination.

                    (b) From the date hereof until the Closing, the Partnership shall provide to Contributor such public information and data with respect to the Partnership and the General Partner which is in the Partnership's possession and which Contributor may request.

                    (c) The Partnership hereby indemnifies and agrees to defend and hold harmless the Existing Venture, its successors and assigns and their respective partners, officers, directors, employees and agents from and against any Loss proximately caused by the exercise by the Partnership of its rights of access and inspection pursuant to the provisions of this Section 7.1. The indemnification obligations of the Partnership under this Section 7.1(c) shall survive the termination of this Agreement.

         7.2        [Intentionally Deleted]

         7.3 Environmental Report. The Partnership, at its sole cost and expense, may (a) cause an environmental consultant of its choice (the "Consultant") to conduct a Phase I environmental audit and asbestos survey of the Real Property (and any additional testing recommended by the Consultant) and deliver a report thereof (the "Environmental Report") to the Partnership.

                                  ARTICLE VIII
                             Conditions to Closing

         8.1 Conditions to Contributor's Obligations. Contributor's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Contributor in its sole discretion):

                    (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by the Partnership under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                    (b) Accuracy of Representations and Warranties. The representations and warranties made by the Partnership in this Agreement (without regard to any supplementation in accordance with Sections 3.3(f) or 10.3) shall be true and complete in all material respects on and as of the Closing Date (without regard to events or developments permitted hereunder or as to which Contributor has otherwise consented in writing).

                    (c) No Other Termination. No termination of this Agreement by Contributor or the Partnership shall have occurred pursuant to any other provision hereof.

                    (d) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority or any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing by the Partnership.

                    (e) Closing of Buy-Sell Transaction. The closing of the Buy-Sell Transaction has occurred or is concurrently occurring or has not occurred other than by reason of the default of Met Life.

         8.2 Conditions to Partnership's Obligations. The Partnership's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by the Partnership in its sole discretion):

                    (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Contributor under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                    (b) Accuracy of Representation and Warranties. The representations and warranties made by Contributor in this Agreement (without regard to any supplementation in accordance with Sections 3.2(g) or 10.3) shall be true and complete in all material respects on and as of the Closing Date (without regard to events or developments permitted hereunder or as to which the Partnership has otherwise consented in writing).

                    (c) Estoppels Obtained. Contributor shall have obtained Estoppels from all Anchors and at least 80% of Tenants.

                    (d) Consents Obtained. The Contract Party Consents and the consent of the Existing Lender pursuant to Section 2.4 shall have been obtained.

                    (e) Issuance of Title Policy. The Title Company shall have issued, or be irrevocably committed to issue, with respect to the Real Property its owners' title insurance policy pursuant to the Title Commitment as herein contemplated subject only to the Permitted Exceptions with respect thereto (the "Title Policy").

                    (f) No Other Termination. No termination of this Agreement by the Partnership or Contributor shall have occurred pursuant to any other provision hereof.

                    (g) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority or any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing by Contributor or materially adversely affect the Mall or the operation thereof.

                    (h) Closing of Buy-Sell Transaction. The closing of the Buy-Sell Transaction has occurred or is concurrently occurring.

         Nothing contained in this Article VIII shall relieve any party hereto of responsibility for the breach by such party of a representation, warranty or covenant of such party contained in this Agreement.


                                   ARTICLE IX
                          Condemnation and Destruction

         9.1        Casualty or Condemnation in General.

                    (a) If prior to the Closing Date the Property shall be the subject of a Taking or Casualty, Contributor shall promptly inform the Partnership of same.

                    (b) If prior to the Closing Date the Property shall be the subject of a Substantial Taking or a Substantial Casualty, the Partnership may by written notice delivered to Contributor on or before the Closing Date, elect as its sole remedy on account thereof, either (i) to terminate this Agreement, and the rights of the parties hereto, in which event this Agreement (other than any right or obligation that expressly survives the termination of this Agreement) shall terminate as of the date of delivery of such notice; or (ii) to continue this Agreement in effect, in which event (A) the New Venture shall be entitled to receive and retain any and all insurance proceeds, whether collected before or after Closing (and Contributor shall pay in cash to the New Venture all deductibles owing in respect thereof), or condemnation awards with respect thereto (less, in each such case, (i) reasonable costs of collection thereof (other than the cost of deductibles), and (ii) amounts, if any, applied by the Existing Venture prior to Closing to preservation, repair or restoration), and (B) Contributor shall cooperate in all reasonable respects with the New Venture at the New Venture's sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing.

                    (c) If prior to the Closing Date, the Property or any portion thereof is (i) the subject of a Taking (other than a Substantial Taking) or (ii) the subject of a Casualty (other than a Substantial Casualty), this Agreement shall nevertheless remain in full force and effect with no abatement of the consideration to be delivered to Contributor on account thereof and the Transactions shall be consummated as provided herein. In such event, any insurance proceeds or condemnation awards shall be applied and paid in the same manner and subject to the same provisions set forth above as are applicable in a case of a

         Substantial Casualty or a Substantial Taking as to which the Partnership has elected nevertheless to continue this Agreement in effect.

         9.2 Adjustment of Claims and Condemnation Proceedings. If a Taking or Casualty shall occur, Contributor shall cause the Existing Venture to initiate or cause to be initiated all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. Contributor shall cause the Existing Venture to permit the Partnership to participate with the Existing Venture, at Contributor's option, in the initiation of all such actions and, in any event, Contributor shall cause the Existing Venture to consult with, and keep the Partnership advised of, the Existing Venture's progress in connection therewith. Contributor shall not permit the Existing Venture to agree to any settlement of the awards or insurance proceeds payable in connection with any such Taking or Casualty (or enter into any agreement in lieu of a Taking) without the Partnership's approval, which approval shall not be unreasonably withheld or delayed.


                                   ARTICLE X
                              Additional Covenants

         10.1       Indemnification.

                    (a) Indemnification by Contributor. From and after the Closing, Contributor shall indemnify, defend and hold harmless the Partnership and the New Venture, their successors and assigns and their members, shareholders, partners, directors, officers, employees and agents (the "Indemnified Partnership Persons") from and against any claim, action, demand, loss, cost, expense, liability, penalty or damages, including, without limitation, reasonable attorneys' fees and expenses (a "Loss"), incurred or suffered by any Indemnified Partnership Person that results from or arises out of (i) the breach or inaccuracy of any representation or warranty made by Contributor in this Agreement or the Contributor Closing Documents, (ii) the breach or non-fulfillment by Contributor of any of the covenants or agreements of Contributor under this Agreement or Contributor Closing Documents (other than the indemnity obligations set forth in clauses
         (i) and (iii) of this Section 10.1(a)), or (iii) the Contributor's Liabilities.

                    (b) Indemnification by Partnership. From and after the Closing, the Partnership shall indemnify, defend and hold harmless Contributor, its successors and assigns and their respective partners, shareholders, directors, officers, employees and agents (the "Indemnified Contributor Persons") from and against any Loss incurred or suffered by any Indemnified Contributor Person that results from or arises out of (i) the breach or inaccuracy of any representation or warranty made by the Partnership in this Agreement or the Partnership Closing Documents, (ii) the breach or non-fulfillment by the Partnership of any of the covenants or agreements of the Partnership under this Agreement or the Partnership Closing Documents, or (iii) the Assumed Liabilities.

                    (c) Joint Cooperation. Upon obtaining knowledge of the institution of any action or proceeding or other event which could give rise to a claim for indemnity hereunder, the Person seeking indemnification shall promptly give written notice thereof to the party from whom indemnification may be sought. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel to defend such claim or demand and the indemnified Person shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its own cost; provided, however, that counsel to be utilized in defense of the matter by the indemnifying party shall be reasonably approved by the indemnified Person, and provided further that the indemnifying party shall not assume the defense for matters as to which there is a conflict of interest or separate and inconsistent defenses, in which case the indemnified Person will utilize counsel reasonably approved by the indemnifying party and the indemnifying party will reimburse the indemnified Person for any legal and other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action. The indemnified Person will not settle any claim or demand for which indemnity is sought hereunder without the indemnifying party's written consent (which consent shall not be unreasonably withheld or delayed), and the indemnifying party may settle such claim or demand with the written consent of the indemnified Person, which consent may not be unreasonably withheld or delayed so long as the indemnified Person receives an unconditional release. The indemnified Person shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified Person and shall cooperate in the defense thereof.

                    (d) Liability Limits. The indemnification obligations of Contributor under clause (i) or, to the extent that they do not relate to the failure to pay money under Article IV, clause (ii) of
         Section 10.1(a) shall not exceed in the aggregate the Cap Amount. The indemnity obligations of Contributor hereunder shall not apply towards the Cap Amount and Contributor shall not be liable to the Partnership under this Section 10.1 to the extent that the Partnership is compensated for the same liability or loss from insurance proceeds actually received. Further, the indemnity obligations of Contributor hereunder shall not apply toward the Cap Amount or be subject to the limitations contained in this paragraph to the extent that they also arise under clause (iii) or relate to the failure to pay money under
         Article IV.

         10.2 Conduct of Business Pending Closing. From the date hereof until the Closing, Contributor shall cause the Existing Venture to (a) use reasonable best efforts to maintain, for the benefit of the New Venture following the Closing, the goodwill of Tenants, prospective tenants, vendors and other parties having business relations with the Existing Venture; (b) pay its debts (or in good faith contest the same) and perform its obligations as they become due; (c) maintain the Mall in good condition and repair, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear; (d) without the express written consent of the Partnership, not (i) enter into any new or additional Lease, or extend, renew or modify, consent to any assignment of or sublease or other matter in respect of, or waive any material right under any Lease, other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option, (ii) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of cancelling or terminating the same, (iii) enter into a new reciprocal easement or similar agreement or amend or modify, consent to the assignment or any other matter in respect of or waive any material right under the Reciprocal Easement Agreement, (iv) make any alterations to the Mall or enter into any new contracts or extend or renew or cancel any Contract relating to capital expenditures, (v) enter into any other new contracts or extend, renew or cancel, consent to the assignment or any other matter in respect of or waive any material right under any other Contract, except in the ordinary and usual course and business and in accordance with past practices and policies (provided any such new extended or renewed contracts must be terminable without penalty or payment on not more than 30 days' notice), (vi) sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof (vii) extend, modify or amend any of Existing Indebtedness Documents or borrow additional funds thereunder, (viii) permit the Existing Venture to have employees and (ix) otherwise take any action which could or would render inaccurate any of the representations or warranties made by Contributor in this Agreement; and (e) otherwise operate the Mall in the ordinary course consistent with current practice. From the date hereof until the Closing or the termination of this Agreement, Contributor shall not sell, transfer, exchange, encumber or grant any interest in its Interest or the Buy-Sell Rights or any part thereof, permit the sale, transfer, exchange, further encumbrance or grant of any interest in the Property, or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or any equity interest in the Existing Venture. Contributor shall cause the Existing Venture to make an election under Section 754 of the Code in the information return filed by the Existing Venture for its final tax year.

         10.3 Supplemental Disclosure. From the date hereof through Closing, Contributor and the Partnership shall have the continuing obligation to promptly supplement or amend the Schedules with respect to the representations and warranties made by it to reflect any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth herein or described thereon (but no such supplementation shall relieve either party from liability for any breach of its representations and warranties as of the date made). Without limiting the foregoing, if any Leases or Contracts, or amendments thereto, are hereafter entered into, Contributor shall give the Partnership prompt written notice thereof and the appropriate exhibits or schedules hereto shall be updated and amended accordingly.

         10.4       [Intentionally Deleted]

         10.5 Cooperation. Contributor shall use reasonable best efforts to obtain a consent of the Parties to the Contracts marked with a "1" on
Schedule 6.2(q) (the "Contract Party Consents") and to cause the consummation of the Buy-Sell Transaction. The Partnership shall cooperate with Contributor in seeking to obtain all approvals, consents and estoppels of third parties required by this Agreement (but shall not be obligated to pay money or grant concessions therefor), including any Contract Party Consents, and shall furnish to Contributor or to any Party such information as to the Partnership, its capabilities, its experience in the ownership and management of real property and as to such other matters as Contributor or any Party shall reasonably request in connection therewith. Contributor and the Partnership shall cooperate with one another in connection with the issuance of the Title Policy pursuant hereto.

         10.6 Transfer and Other Taxes; Etc. Contributor shall pay the real property transfer taxes, mortgage taxes, documentary transfer stamps and other taxes, fees or charges, if any, imposed by the state, county or municipality in which the Mall is located as the result of the Transactions. Contributor shall pay all recording fees and charges and any personal property sales or use taxes in connection with the consummation of the Transactions. Each of Contributor, on the one hand, and the Partnership, on the other hand, shall pay one-half of the costs of any escrow established in connection with the Closing of the Transactions. Each of Contributor, on the one hand, and the Partnership, on the other hand, shall pay the legal costs incurred by it in connection with the Transactions.

         10.7 Estoppel Certificates. Contributor shall request, and shall use reasonable best efforts to obtain from each Party to the Reciprocal Easement Agreement and each Tenant or other Party under a Lease estoppel certificates, dated not more than 90 days prior to the Closing Date, in form reasonably acceptable to the Partnership, and an estoppel certificate, dated not more than 90 days prior to the Closing Date, from the Existing Lender in form reasonably satisfactory to the Partnership; provided, however, that if the Reciprocal Easement Agreement or any Lease shall, by its terms, prescribe the form or content of an estoppel certificate, Contributor only shall be required to attempt to obtain estoppel certificates from the Party thereto in the form prescribed by the relevant document and containing only such information as is required to be delivered thereunder.

         10.8 Record Retention. After the Closing, the Partnership shall cause the New Venture to provide Contributor with reasonable access to the Books and Records and, at Contributor's cost, copies of all or any portion thereof. The Partnership either shall cause the New Venture to retain the Books and Records until the fifth anniversary of the date hereof or notify Contributor of its desire to dispose of the Books and Records or any portion thereof and turn the Books and Records or such portion thereof over to Contributor if Contributor so requests.

         10.9 Publicity. In no event shall Contributor, on the one hand, or the Partnership, on the other hand, issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions (including without limitation any information contained therein) unless the other party or parties have consented thereto in writing and to the form and substance of any such statement or disclosure (and Contributor and the Partnership agree not unreasonably to withhold or delay such consent); provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the Transactions or the Property to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities or other laws or regulations or financial reporting requirements, to obtain the Contract Party Consents, the consent of the Existing Lender, Estoppels or financing for the acquisition of the Interests and to assess the Property in connection with the Partnership's due diligence examination (including without limitation contacting Tenants and other Parties). Further, either party may disclose any information regarding this Agreement or the Transactions to its direct or indirect constituent partners or shareholders, as the case may be (and to counsel for such constituent partners and shareholders) and as otherwise necessary to comply with the terms of this Agreement. Any disclosure by a party's advisors or direct or indirect constituent partners or shareholders or their advisors shall be deemed a breach hereof by such party. If for any reason the Transaction is not consummated, the Partnership promptly shall return to Contributor all originals and copies of documents, reports and financial and other information relating to the Property and to Contributor which Contributor has furnished to the Partnership. The obligations of Contributor and the Partnership under this Section 10.9 shall survive the termination hereof, however caused.

         10.10 Assistance Following Closing. From and after the Closing, Contributor, at the Partnership's sole cost and expense, shall provide reasonable assistance to the Partnership in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims. Without limiting the foregoing and upon the request of the Partnership from time to time, Contributor shall
(a) subject to applicable law and contractual requirements, cause the lease and property management databases relating to the Mall to be loaded onto the computer systems of the Partnership or its designee or provide disks containing such databases and (b) provide signed representation letters with respect to revenues and expenses relating to the Mall if required under GAAS to enable the Partnership's certified public accountants to render an opinion on the financial statements of the Partnership or the New Venture.

         10.11 Further Assurances. Each of Contributor and the Partnership agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intents and purposes of this Agreement; provided, however, that neither of Contributor nor the Partnership shall be obligated, pursuant to this Section 10.11 to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in or contemplated by this Agreement and/or the Closing Documents.

         10.12      Restrictions on Certain Dispositions of Real Property.

                    (a) Without the written consent of Contributor and as long as the Units have not been acquired by the General Partner pursuant to an exercise of the rights under the Redemption Rights Agreement, the Partnership shall not, and shall cause the New Venture not to, voluntarily sell or otherwise dispose of all or substantially all of the Real Property prior to the fifth anniversary of the Closing Date (the "Fifth Anniversary Date").

                    (b) The provisions of Section 10.12(a) shall not apply to (i) transactions, such as like-kind exchanges, which would not result in the recognition of income or gain to Contributor for federal income tax purposes by reason of the application of Section 704(c) or
         Section 737 of the Code (but, in the event of any disposition permitted by the preceding clause, the disposition of any carryover basis real property or other successor real property shall be subject to the provisions of this Section 10.12), (ii) the mortgage or the granting of security interests in the Real Property provided the same is not a sale or exchange of all or substantially all of the Real Property for federal income tax purposes (and the conveyance of such property in connection with foreclosure of any such mortgage or security interest or by deed in lieu thereof), (iii) the sale, exchange or other disposition of all or substantially all of the properties of the Partnership and its subsidiaries, including all or part of the Real Property, (iv) the grant of easements or rights-of-way, (v) the sale to any occupant or prospective occupant of the portion of the Real Property occupied or proposed to be occupied by it (including parking area and other surrounding area), (vi) the lease of the Real Property or portions thereof provided the same is not a sale or exchange for federal income tax purposes or (vii) the exercise of all other rights of an owner with respect to the Real Property provided the same is not a sale or exchange for federal income tax purposes. In addition, the provisions of Section 10.12(a) shall not apply to the sale, conveyance or disposition of the Real Property when, in the reasonable judgment of the Partnership, dire, immediate circumstances exist which require the disposition of the Real Property. If the Partnership shall have obtained an opinion of counsel with respect to the determination of whether a particular transaction will result in income or gain for federal income tax purposes by Contributor or is treated as a sale or exchange of all or substantially all of the Real Property for federal income tax purposes (although the Partnership shall not be required to do so), the determination set forth in such opinion shall be deemed conclusive for purposes of this Agreement. Any transaction prohibited pursuant to the provisions of Section 10.12(a) and (b) is hereinafter referred to as a "Prohibited Disposition".

         10.13 Debt Allocation. Until the Fifth Anniversary Date, nonrecourse debt from the Operating Partnership will be allocated to Contributor to ensure that no deemed distribution of liabilities will occur which are in excess of the Contributor's tax basis in its Units and, to the extent that there is insufficient nonrecourse debt allocable to Contributor, the Partnership will arrange guaranties by Contributor with one or more of its lenders. From and after the Fifth Anniversary Date and in the event that nonrecourse debt allocable to Contributor is not sufficient to ensure that no deemed distribution of liabilities will occur which are in excess of the Contributor's tax basis in its Units, the Partnership will cooperate in allowing Contributor to guaranty Operating Partnership indebtedness (provided that no such guaranties shall have a detrimental effect on the Partnership or the other partners of the Partnership). Any debt guaranties will be released as Contributor exercises its redemption rights under the Redemption Rights Agreement. Any such guaranties shall enable Contributor to increase its or their "economic risk of loss" (within the meaning of Section 1.752-2 of the Treasury Regulations) with respect to liabilities of the Partnership but minimize the real economic risk of such guarantees to Contributor to the extent practicable (by, for example, guarantying the "bottom" portion).

         10.14 Delivery of Certain Information. The Partnership shall transmit to Contributor (a) all periodic reports or statements furnished to the public shareholders of the General Partner simultaneously with the transmission thereof to such public shareholders, (b) promptly following written request by Contributor or its successors or assigns, copies of all amendments to the Partnership Agreement and (c) promptly following written request by Contributor or its successors or assigns (but no more frequently than once each calendar year), a list of the names and addresses of all partners of the Partnership.

         10.15 Record Owners of Units. The Units issued pursuant hereto may not be sold, conveyed, pledged or otherwise transferred until the first anniversary of the Closing Date (except for transfers to the existing partners of Contributor and/or the existing partners, if any, of such partners). There may be no more than seventeen record owners of all of the Units issued pursuant hereto at any time hereafter to the extent that such Units are then owned directly or indirectly by the individuals who are the beneficial owners of Contributor on the date hereof or members of the families thereof.

         10.16      Employees.

         (a) Following Closing, either the Partnership or GGMI may, in its discretion, employ any or all Property employees (who Contributor shall cause to be terminated prior to Closing) on such terms as it deems advisable (but the Operations Manager, Marketing Director and administrative staff at the Property will be offered the opportunity to be hired for a 90-day trial period, commencing immediately following the Closing, pursuant to GGMI's customary form of employment contract for that purpose).

         (b) For purposes of eligibility to participate in GGMI employee benefit plans, the Partnership shall cause GGMI to treat the Property employees hired on a permanent basis as having been employed by GGMI since the date of their employment by Seller or the Existing Manager.

                                   ARTICLE XI
                                 Miscellaneous

         11.1 Survival; Etc. Notwithstanding anything to the contrary contained herein, the representations and warranties of Contributor and the Partnership contained in Article VI or in the Closing Documents and the indemnities set forth in clause (i) of each of Section 10.1 (a) and (b), shall survive Closing only for a period of eighteen (18) months after the Closing Date except as to Losses of which written notice has been given prior to the expiration of such eighteen (18) month period in accordance with Section 11.2 and the other provisions of this Agreement. Except as set forth in the immediately preceding sentence, the covenants of Contributor and the Partnership set forth herein shall survive Closing indefinitely.

         11.2 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by certified or registered mail, return receipt requested, commercial overnight delivery service or facsimile, or delivered by hand with receipt acknowledged in writing, as follows:

                    (a)    To Partnership:

                           55 West Monroe Street, Suite 3100
                           Chicago, Illinois  60603
                           Attention:  Matthew Bucksbaum
                           Facsimile No.: 312-551-5123

                           with a copy thereof to:

                           Neal, Gerber & Eisenberg
                           Two North LaSalle Street, Suite 2200
                           Chicago, Illinois  60602
                           Attention:  Marshall E. Eisenberg
                           Facsimile No.: 312-269-1747

                    (b)    To Contributor:

                           1275 Peachtree Street N.E.
                           Atlanta, Georgia   30367-1801
                           Facsimile No.: 404-888-4347
                           Attention:  James P. Erickson

                           with a copy to:

                           King & Spalding

                           191 Peachtree Street
                           Atlanta, Georgia   30303-1763
                           Attention:  David Coker
                           Facsimile No.: 404-572-5148

Except as otherwise set forth herein, all notices (a) shall be deemed given when received or receipt is refused or, if sent by facsimile, upon receipt of confirmed answerback and (b) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

         11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto.

         11.4 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the parties hereto without the need for the consent of any third party beneficiary hereof.

         11.5 Waiver. Each party shall have the right, exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

         11.6       Successors and Assigns.  Subject to the provisions of
Section 11.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         11.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto (and the Indemnified Partnership Persons and the Indemnified Contributor Persons with respect to
Section 10.1, but none of such Persons that are not parties hereto or successors and assigns of such parties hereto shall have any right to approve any amendment, addition or waiver hereto or hereof), and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

         11.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         11.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Georgia (without regard to conflicts of law rules).

         11.10 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other party except that the Partnership may assign this Agreement to an Affiliate of the Partnership, it being acknowledged and agreed by the Partnership that no such assignment shall relieve the Partnership of its obligations under this Agreement.

         11.11 Headings; Exhibits. The headings of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

         11.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

         11.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto.

         11.14 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement or any Closing Document against any other party or parties to enforce rights under this Agreement or any Closing Document, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder or thereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of Bank of America Illinois, N.A. (or any successor), as the same may change from time to time, plus four percent.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

CONTRIBUTOR:

CA SOUTHLAKE INVESTORS, LTD.,
a Georgia Limited Partnership


By: /s/ James B. Carson, Jr.
   -------------------------------------
   James B. Carson, Jr., general partner


By: /s/ James W. Bealle
   -------------------------------------
   James W. Bealle, general partner


By: /s/ Daniel B. Rather
   -------------------------------------
   Daniel B. Rather, general partner


By:/s/ William A. Mitchell, Jr.
   -----------------------------------------
   William A. Mitchell, Jr., general partner

PARTNERSHIP:

GGP LIMITED PARTNERSHIP, a
Delaware limited partnership

By:      GENERAL GROWTH PROPERTIES, INC.,
         a Delaware corporation, its
         general partner


         By:/s/ Joel Bayer
            ---------------------------------
            Its: Vice President
                -----------------------------

The disclosure schedules and exhibits, including legal descriptions, permitted title exceptions and forms of certain closing documents, have been omitted from this filing in accordance with Item 601 of Regulation S-K. Copies of such omitted schedules and exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.